BALCHEM CORPORATION (AMEX: BCP)
                         -------------------------------
       Reported as follows (unaudited) for the quarter ended June 30, 2006
                ($000 Omitted Except for Net Earnings Per Share)

                   All per share information has been adjusted
               to reflect the three for two stock split effected
                 in the form of a 50% stock dividend declared on
                               December 15, 2005.

                       For the Three Months Ended June 30,
                       -----------------------------------


                                                           2006            2005
                                                           ----            ----

Net sales                                               $ 25,100        $ 19,484
Gross profit                                               8,800           7,112
Operating expenses                                         3,930           2,833
                                                        --------        --------
Earnings from operations                                   4,870           4,279
Other income (expense)                                       (57)             67
                                                        --------        --------
Earnings before income tax expense                         4,813           4,346
Income tax expense                                         1,758           1,616
                                                        --------        --------
Net earnings                                            $  3,055        $  2,730
                                                        ========        ========

Basic net earnings per common share                     $   0.26        $   0.24
Diluted net earnings per common share                   $   0.25        $   0.23


                        For the Six Months Ended June 30,
                        ---------------------------------


                                                          2006            2005
                                                          ----            ----

Net sales                                               $ 49,697        $ 38,824
Gross profit                                              17,022          14,294
Operating expenses                                         7,683           5,984
                                                        --------        --------
Earnings from operations                                   9,339           8,310
Other income (expense)                                       (81)            105
                                                        --------        --------
Earnings before income tax expense                         9,258           8,415
Income tax expense                                         3,345           3,117
                                                        --------        --------
Net earnings                                            $  5,913        $  5,298
                                                        ========        ========

Basic net earnings per common share                     $   0.51        $   0.46
Diluted net earnings per common share                   $   0.49        $   0.44

Balchem Corporation (AMEX: BCP)                                                2

         Record net sales of $25.1 million were achieved for the quarter ended June 30, 2006. This is an increase of 28.8% above the $19.5 million result of the prior year comparable quarter. Record net earnings for the second quarter were $3.1 million, an increase of $0.3 million, or 11.9% as compared with the same period last year, and includes $0.2 million of expense to recognize the impact of SFAS 123R (equity based compensation) which the Company adopted on January 1, 2006. This $3.1 million in net earnings resulted in an increase in diluted net earnings of 8.7% to $0.25 per share for the second quarter of 2006 versus $0.23 per share for the comparable quarter of the prior year.

         In the second quarter of 2006, sales of the Encapsulated/Nutritional Products segment were a record $10.5 million, an increase of 55.3% from the prior year comparable quarter. This includes $2.5 million of sales from the Chelated Minerals Corporation (CMC) and Loders Croklaan acquisitions. Additional organic growth was derived principally from strength in sales of food, nutritional and human choline products, which grew 18.6% over the prior year comparable period. Earnings from operations for this segment improved 66.3% to $1.01 million in the current period as compared to $0.61 million in the comparable quarter of the prior year. The ARC Specialty Products segment generated earnings from operations of $2.8 million on quarterly sales of $8.0 million, which were 5.3% higher than the prior year comparable quarter, principally a result of increased sales of ethylene oxide products and propylene oxide. Earnings from operations for this segment were 5.5% lower than the prior year quarter, primarily a result of higher raw material costs and the inclusion of $0.11 million for the aforementioned SFAS 123R expense. The BCP Ingredients segment achieved quarterly sales of $6.6 million, increasing 28.6% over the prior year comparable quarter, with continued strong sales volumes in dry and aqueous choline products for the poultry and swine industries. The overall increase in sales volume and a favorable product mix drove earnings from operations for this segment, improving 46.9% to a record $1.1 million, as compared to $0.74 million in the prior year comparable quarter.

         Consolidated gross profit for the quarter ended June 30, 2006 was a record $8.8 million, or an increase of 23.7% compared to $7.1 million for the prior year comparable period, primarily due to the above noted increase in sales. Operating (Selling, R&D, and Administrative) expenses increased 38.7% to $3.9 million, as compared to $2.8 million for the prior year comparable quarter, equaling 15.7% of net sales. This was an increase from the 14.5% of the prior year, and was primarily due to the inclusion of $0.24 million of the SFAS 123R expense, additional amortization and selling expense resulting principally from the CMC acquisition and expenditures in support of our new pharmaceutical initiative.

         For the six months ended June 30, 2006, net sales have increased 28.0% to $49.7 million compared to $38.8 million in the comparable prior year period. Excluding the above noted acquisitions we have realized growth in the core segments of 16.7%, year over year. Net earnings increased 11.6% to $5.9 million or $0.49 per diluted share, from $5.3 million, or $0.44 per diluted share in the prior year comparable period. Results for the six months ended June 30, 2006 includes SFAS 123R expense of $0.46 million, in this initial year of adoption.

         Balance sheet ratios and our cash flow continue to be strong. Early in the first quarter, we borrowed $10 million, the proceeds of which were used to complete the funding of the CMC

Balchem Corporation (AMEX: BCP)                                                3

acquisition. On June 30, 2006, net cash and investments were $2.6 million, reflecting second quarter pre-payments of $5.0 million of the previously noted borrowings, reducing outstanding debt to $1.5 million at the end of the quarter.

Outlook
         Commenting on 2006, Dino A. Rossi, President and CEO of Balchem, said "We are very pleased with the growth of all segments of the business, and are especially pleased with the integration and the accretive results of the acquired CMC business. In the second quarter, we recognized a 7% sequential gross margin improvement from the first quarter of 2006, due to the product mix and the previously discussed price increases, which were put in place to offset raw material cost increases. We also realized improvement at this level due to the successful integration of the recent CMC acquisition. Our operating expenses increased as planned by approximately $1.1 million from the prior year comparable quarter as we added additional technical and sales personnel with the acquisition of CMC. We also spent approximately $0.3 million targeted at our efforts in the pharmaceutical market and $0.24 million was from SFAS 123R. We expect to continue building on our larger business and human capital base throughout 2006, achieving double digit growth in sales and earnings over 2005, and positioning for sustainable growth, going forward".

Non-GAAP Disclosures
         Certain disclosures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) included in this release are accompanied by disclosures that are not prepared in conformity with GAAP. Management has determined that inclusion of these disclosures provides investors a meaningful presentation of the company's operating results in addition to the GAAP disclosure. These non-GAAP condensed consolidated statements of operations are provided to enhance overall understanding of our current financial performance and how management views operating results. The presentation of this non-GAAP information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP and is not necessarily comparable to non-GAAP results published by other companies. This non-GAAP disclosure and management's rationale for providing it is as follows:

         The reported net earnings for the three and six months ended June 30, 2006 includes expenses related to the expensing of stock options and restricted stock awards in accordance with Statement of Financial Accounting Standards
(SFAS) No. 123R "Share Based Payments," which the Company adopted on January 1, 2006. Given the significance and non-cash nature of this expense relative to the operating results for the periods presented, this expense has been excluded from the following second quarter and June 30th year-to-date non-GAAP presentations. Excluding the impact of the SFAS 123R charges, net earnings increased 19.4% quarter-over-quarter to $3.3 million, or $0.27 per diluted share. These results are comparable to net earnings of $2.7 million, or $0.23 per diluted share, for the previously reported second quarter of 2005, which did not require recognition of SFAS 123R charges. Excluding the impact of the SFAS 123R charges, net earnings increased 20.3% year-over-year to $6.4 million, or $0.52 per diluted share. These results are comparable to net income of $5.3 million, or $0.44 per diluted share, for the previously reported six months ended June 30, 2005, which did not require recognition of SFAS 123R charges.

Balchem Corporation (AMEX: BCP)                                                4




Reconciliation of non-GAAP Earnings
(in 000's, except per share data)
                                               Three Months Ended June 30, 2006

                                                GAAP      FAS 123R     Non-GAAP
                                                ----      --------     --------
                                                Basis                 Pro-Forma
                                                -----                 ---------

Net sales
                                              $ 25,100    $     --    $ 25,100
Gross profit
                                                 8,800          27       8,827
Operating expenses                               3,930        (235)      3,695
                                              --------    --------    --------
Earnings from operations                         4,870         262       5,132
                                                   (57)         --         (57)
                                              --------    --------    --------
Earnings before income tax expense               4,813         262       5,075
                                                 1,758          57       1,815
                                              --------    --------    --------
Net earnings                                  $  3,055    $    205    $  3,260
                                              ========    ========    ========

Basic net earnings per common share           $   0.26    $   0.02    $   0.28
Diluted net earnings per common share         $   0.25    $   0.02    $   0.27

                                                 Six Months Ended June 30, 2006

                                                 GAAP      FAS 123R     Non-GAAP
                                                 ----      --------     --------
                                                 Basis                 Pro-Forma
                                                 -----                 ---------

Net sales
                                               $ 49,697    $     --    $ 49,697
Gross profit
                                                 17,022          54      17,076
Operating expenses                                7,683        (470)      7,213
                                               --------    --------    --------
Earnings from operations                          9,339         524       9,863
                                                    (81)         --         (81)
                                               --------    --------    --------
Earnings before income tax expense                9,258         524       9,782
                                                  3,345          65       3,410
                                               --------    --------    --------
Net earnings                                   $  5,913    $    459    $  6,372
                                               ========    ========    ========

Basic net earnings per common share            $   0.51    $   0.04    $   0.55
Diluted net earnings per common share          $   0.49    $   0.03    $   0.52


Quarterly Conference Call
         A quarterly conference call will be held on Tuesday, August 1, 2006 at 2:00 PM Eastern Daylight Savings Time (EDT) to review second quarter 2006 results. Dino A. Rossi, President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the call by dialing toll-free (877) 407-8289, or local (201) 689-8341, five minutes prior

Balchem Corporation (AMEX: BCP)                                                5

to the scheduled start time of the conference call. The conference call will be available for digital replay through August 5, 2006, by dialing toll-free (877) 660-6853, or local (201) 612-7415, and using account #298 and conference ID #208354. This press release, and its accompanying financial exhibits, will also be available on the company website, www.balchem.com, prior to the conference
                                       ---------------
call.


Segment Information
         Balchem Corporation consists of three business segments: ARC Specialty Products, Encapsulated/Nutritional Products, and BCP Ingredients. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Encapsulated/Nutritional Products segment provides proprietary microencapsulation and agglomeration solutions to a variety of applications in the food, pharmaceutical, human and animal nutrition marketplaces. BCP Ingredients manufactures and supplies choline chloride and derivatives used primarily in the poultry and swine industries.

Forward Looking Statements
         This release contains forward-looking statements, which reflect Balchem's expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem's expectations, including risks and factors identified in Balchem's annual report on Form 10-K for the year ended December 31, 2005. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Telephone:   845-326-5635

Selected Financial Data
($ in 000's)

Business Segment Net Sales:
--------------------------------------------------------------------------------
                                     Three Months Ended       Six Months Ended
                                           June 30,               June 30,
                                       2006        2005       2006        2005
--------------------------------------------------------------------------------
Specialty Products                  $  8,009    $  7,603   $ 15,960    $ 14,736
Encap/Nutritional Products            10,539       6,787     20,328      14,628
BCP Ingredients                        6,552       5,094     13,409       9,460
--------------------------------------------------------------------------------
Total                               $ 25,100    $ 19,484   $ 49,697    $ 38,824
--------------------------------------------------------------------------------

Business Segment Earnings (Loss):
--------------------------------------------------------------------------------
                                     Three Months Ended       Six Months Ended
                                           June 30,               June 30,
                                       2006        2005       2006        2005
--------------------------------------------------------------------------------
Specialty Products                  $  2,764    $  2,926   $  5,536    $  5,531
Encap/Nutritional Products             1,013         609      2,052       1,486
BCP Ingredients                        1,093         744      1,751       1,293
Other income (expense)                   (57)         67        (81)        105
--------------------------------------------------------------------------------
Earnings bef. income taxes          $  4,813    $  4,346   $  9,258    $  8,415
--------------------------------------------------------------------------------

Balchem Corporation (AMEX: BCP)                                                6

Selected Balance Sheet Items
                                                       June 30,    December 31,
                                                       --------    ------------
                                                         2006          2005
                                                         ----          ----
Cash                                                   $ 2,580       $12,996
Accounts Receivable                                     12,140        11,521
Inventories                                              9,454         8,540
Other Current Assets                                     1,757         2,209
                                                       -------       -------
Current Assets                                          25,931        35,266

Property, Plant, & Equipment (net)                      25,540        24,400
Other Assets                                            32,391        15,475
                                                       -------       -------
Total Assets                                           $83,862       $75,141
                                                       =======       =======

Current Liabilities                                    $ 8,366       $ 9,150
Other Long-Term Obligations                              7,454         5,058
                                                       -------       -------
Total Liabilities                                       15,820        14,208

Stockholders' Equity                                    68,042        60,933
                                                       -------       -------
Total Liabilities and Stockholders' Equity             $83,862       $75,141
                                                       =======       =======